Exhibit 4.10

Execution Copy

INTCOMEX, INC.

INTCOMEX HOLDINGS, LLC

INTCOMEX HOLDINGS SPC-I, LLC

SOFTWARE BROKERS OF AMERICA, INC.

11 3/4% SECOND PRIORITY SENIOR SECURED NOTES DUE 2011

SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 31, 2006

THE BANK OF NEW YORK

Trustee

This Supplemental Indenture, dated as of October 31, 2006, is by and among Intcomex, Inc., a Delaware corporation (including any successor thereto, the “Company”), Intcomex Holdings, LLC, a Delaware limited liability company (including any successor thereto, “Holdings”), Intcomex Holdings SPC-I, LLC, a Delaware limited liability company (including any successor thereto, “SPC”), and Software Brokers of America, Inc., a Delaware corporation (including any successor thereto, “SBA” and, together with Holdings and SPC, the “Guarantors”), and The Bank of New York, a New York banking corporation as trustee (the “Trustee”), to the Indenture, dated as of August 25, 2005, among the Company, the Guarantors and the Trustee (the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, Section 9.1(2) of the Base Indenture provides that the Company, the Guarantors and the Trustee may enter into a supplemental indenture to the Base Indenture, without the consent of any Holders, in order to add to the covenants of the Company for the benefit of the Holders;

WHEREAS, Section 9.1(9) of the Base Indenture provides that the Company, the Guarantors and the Trustee may enter into a supplemental indenture to the Base Indenture, without the consent of any Holders, in order to cure any ambiguity, to correct or supplement any provision in the Base Indenture which may be defective or inconsistent with any other provision in the Base Indenture, or to make any other provisions with respect to matters or questions arising under the Base Indenture, provided that such action shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

WHEREAS, in connection with an application to the Securities and Exchange Commission (the “Commission”) for an exemption from provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), in connection with certain releases of the Lien arising under the Security Documents, the Company and the Guarantors wish to amend the Base Indenture pursuant to Sections 9.1(2) and 9.1(9) of the Base Indenture;

WHEREAS, the Company and the Guarantors, in addition, wish to correct the definition of “Credit Agreement” in the Base Indenture;

WHEREAS, the Company and the Guarantors have determined that the amendments contemplated herein will not adversely affect the interests of the Holders in any material respect and accordingly may be entered into without the consent of any Holders;

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Guarantors, in accordance with its terms, have been done.

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of (i) the Company’s 11 3/4% Second Priority Senior Secured Notes due 2011 issued on August 25, 2005 (the “Initial

Notes”) and (ii) Exchange Notes, Private Exchange Notes and Additional Notes (together with the Initial Notes, the “Notes”):

ARTICLE I

AMENDMENTS

SECTION 1.1 Definitions.

(a) Credit Agreement. The definition of “Credit Agreement” in Section 1.1 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

““Credit Agreement” means the Credit Agreement, dated as of August 25, 2005, between SBA and Comerica Bank, together with all related notes, letters of credit, security documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, refinanced, refunded or replaced in whole or in part from time to time.”

(b) New Definitions. Section 1.1 of the Base Indenture is hereby amended by adding to Section 1.1 the following definitions:

““Eligible Domestic Restricted Subsidiary” means (1) SBA and (2) any future Domestic Restricted Subsidiary that (a) executes supplemental Security Documents on terms substantially similar to those executed by the other Domestic Restricted Subsidiaries in accordance with Section 4.16 of this Indenture and (b) has obtained an order from the Director of the Division of Corporation Finance of the Commission exempting it from the provisions of Section 314(d) of the TIA, or any successor provision, with respect to certain dispositions of Collateral made in accordance with Section 10.4 of this Indenture.”

““Guarantor Officers’ Certificate” means, with respect to any Eligible Domestic Restricted Subsidiary, a certificate to be delivered upon the occurrence of certain events as set forth in this Indenture, signed on behalf of such Eligible Domestic Restricted Subsidiary by two Officers of such Eligible Domestic Restricted Subsidiary, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Eligible Domestic Restricted Subsidiary.”

SECTION 1.2 Provision of Financial Information. The first paragraph of Section 4.3 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding (unless defeased in a Legal Defeasance), the Company will have its annual consolidated financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the Trustee and the Holders, within 90 calendar days after the end of each fiscal year of the Company and within 45 calendar days after the end of each of the first three fiscal quarters of each fiscal year of the Company, (a) all quarterly and annual consolidated financial statements prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, an audit report on the annual financial statements by the Company’s certified independent accountants and (b) from and after the Registration Statement Effective Date all other information that would be required to be contained in a filing with the Commission on Form 8-K if the Company were required to file that Form.”

SECTION 1.3 Disposition of Collateral. Section 10.4 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“SECTION 10.4 Certificates of the Company.

(a) The Company and the Guarantors shall comply (or cause compliance) with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property or securities from the lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the lien and security interest of the Security Documents.

(b) Notwithstanding the above provisions, so long as no Event of Default shall have occurred and be continuing or would result therefrom and so long as such transaction would not violate this Indenture, each Eligible Domestic Restricted Subsidiary may, to the extent permitted by applicable law, without any action or consent by the Trustee:

(i) sell or dispose of in the ordinary course of business, free from the Liens of the Security Documents, any machinery, equipment, furniture, apparatus, tools or implements, materials or supplies or other similar property (“Subject Property”), that, in the Eligible Domestic Restricted Subsidiary’s reasonable opinion, may have become obsolete, worn-out, surplus or no longer used in the conduct of its business upon replacing the same with, or substituting for the same, new Subject Property subject to the Lien of the Security Documents as After-Acquired Property not necessarily of the same character but being of at least equal value and utility as the Subject Property so disposed of, which new Subject Property shall without further action become Collateral subject to the Lien and security interest of the Security Documents;

(ii) abandon, sell, assign, transfer, license or otherwise dispose of in the ordinary course of business, free from the Liens of the Security Documents, any personal property that is not used or useful in the conduct of its business, that is not necessary for the maintenance of its earnings and that is not material to the conduct of the business of the Eligible Domestic Restricted Subsidiaries, taken as a whole, upon replacing the same with, or substituting for the same, new personal property subject to the Lien of the Security Documents as After-Acquired Property not necessarily of the same character but being of at least equal value and utility as the personal property so disposed of, which new personal property shall without further action become Collateral subject to the Lien and security interest of the Security Documents;

(iii) sell, transfer or otherwise dispose of inventory in the ordinary course of business;

(iv) sell, collect, liquidate, factor or otherwise dispose of “Accounts” (as defined in the Security Documents) and accounts receivable in the ordinary course of business; and

(v) utilize (including for the scheduled payment of Debt) cash proceeds from the activities listed in clauses (iii) and (iv) above constituting Collateral in the ordinary course of business in a manner not otherwise prohibited by any Security Document or the Indenture.

In the case of transactions permitted by this Section 10.4(b), each Eligible Domestic Restricted Subsidiary shall deliver to the Trustee, within 15 days after the end of each of the six-month periods ended on June 30 and December 31 in each year, a Guarantor Officers’ Certificate to the effect that all transactions effected by such Eligible Domestic Restricted Subsidiary pursuant to this Section 10.4(b) during the preceding six-month period were made in the ordinary course of business and were not prohibited by this Indenture and that all proceeds therefrom were used by such Eligible Domestic Restricted Subsidiary in its business, to make payments on the Notes or as otherwise permitted herein or by the Security Documents. The Company shall provide the Trustee with a copy of any exemption from the requirements of Section 314(d) of the TIA granted by the Commission and promptly inform the Trustee of any rescission or termination of, or amendment to, such exemption.

(c) The fair value of Collateral released from the Liens of the Security Documents as to which opinions or certificates are not delivered prior to the applicable date of determination in reliance upon Section 10.4(b) shall not be considered in determining whether the aggregate fair value of Collateral released from the Liens of the Security Documents in any calendar year exceeds the 10% threshold specified in Section 314(d)(l) of the TIA; provided that the right of any Eligible Domestic Restricted Subsidiary to rely on this sentence at any time is conditioned upon such Eligible Domestic Restricted Subsidiary’s having furnished to the Trustee the Guarantor Officers’ Certificates described in Section 10.4(b) that were required to be furnished to the Trustee at or prior to such time.”

(d) In the event that the Lien on the Capital Interests of any Subsidiary pledged as Collateral pursuant to the Security Documents to secure the Notes is reduced in scope pursuant to Section 10.3(f) of this Indenture, the Company or the Guarantor that is the pledgor with respect to such Lien shall, for so long as required by applicable law, deliver a certificate or an opinion to the Trustee in compliance with Section 314(d) of the TIA in connection therewith.

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Incorporation of Definitions. For all purposes of this Supplemental Indenture, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings specified in the Base Indenture. If any term is defined in this Supplemental Indenture and in the Base Indenture, such term shall have the meaning assigned to it in this Supplemental Indenture.

SECTION 2.2 Supplemental Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture and shall be construed in connection with and as part of the Base Indenture. If any provision of this Supplemental Indenture conflicts with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER STATE.

SECTION 2.4 Ratification. Except as expressly amended hereby, each provision of the Base Indenture and each Note shall remain in full force and effect, as amended hereby, and the Base Indenture, as supplemented, and the Notes are in all respects agreed to, ratified and confirmed by the parties hereto.

SECTION 2.5 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.6 Concerning the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the Recitals hereto, all of which are made solely by the Company and the Guarantors.

[Signature Page Follows]

SIGNATURES

Dated as of October 31, 2006

INTCOMEX, INC.

By:	/s/ Michael Shalom
Name: Michael Shalom Title: President

INTCOMEX HOLDINGS, LLC

By:	/s/ Michael Shalom
Name: Michael Shalom Title: President

INTCOMEX HOLDINGS SPC-I, LLC

By:	/s/ Michael Shalom
Name: Michael Shalom Title: President

SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Michael Shalom
Name: Michael Shalom Title: Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Giovanni Barris
Name: Giovanni Barris Title: Vice President